--------------------------------------------------------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   ---------

                                   Form 8-K

                                CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities
                             Exchange Act of 1934

                                 -------------

        Date of Report (Date of earliest event reported) August 20, 1998

                                   CULP, INC.

            (Exact name of registrant as specified in its charter)


        North Carolina                  0-12781                56-1001967

 (State or other jurisdiction    (Commission File No.)       (IRS Employer
       of incorporation)                                  Identification No.)



                             101 South Main Street
                       High Point, North Carolina  27260
                   (Address of principal executive offices)
                                (336) 889-5161
             (Registrant's telephone number, including area code)





         (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

Item 5. Other Events

See attached Press Release (2 pages) and Financial Information Release (10 pages), both dated August 20, 1998, related to the fiscal 1999 first quarter ended August 2, 1998.

Forward  Looking  Information.  This Report  contains  statements  that could be deemed "forward-looking statements" within the meaning of the federal securities laws, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the Company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the Company adversely. In addition, the value of the U. S. dollar relative to other currencies can affect the competitiveness of the Company's products in international markets. Economic and political instability in the international area could also affect the demand for the Company's products.



                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    CULP, INC.
                                    (Registrant)


                              By:    Phillip W. Wilson
                                     Vice President and
                                     Chief Financial Officer






Dated:   August 20, 1998

CULP Reports First Quarter Results
Aug. 20, 1998

FOR IMMEDIATE RELEASE

                       CULP REPORTS FIRST QUARTER RESULTS

HIGH POINT, N. C. (Aug. 20, 1998) - Culp, Inc. (NYSE: CFI) today reported results for the first quarter of its 1999 fiscal year.

      For the three months ended August 2, 1998, Culp reported that net sales were $110.7 million compared with $99.5 million a year ago. The company reported a net loss for the quarter of $2.6 million, or $0.20 per share, compared with net income of $2.9 million, or $0.22 per share diluted, in the year-earlier quarter.

      "We had previously indicated our expectation for a net loss for the first quarter," said Robert G. Culp, III, chief executive officer. "The principal development that affected our performance was an industry wide pattern of weakness in international sales of printed flock upholstery fabrics. We also experienced some pressure on margins on other product lines that are marketed primarily to U.S.-based manufacturers. We did achieve higher sales for the quarter; but that gain was due to the contributions from Phillips Mills and Artee Industries, which were acquired subsequent to the year-earlier period."

      "The first fiscal quarter is historically not the strongest period for our industry due to vacations and seasonal plant closings. The backdrop of consumer spending in the U.S. on home furnishings remains favorable, and we are encouraged about the positive response by manufacturers to our new patterns and textures that will be introduced to retailers this fall. Our immediate focus obviously must be restoring Culp's profitability. We have begun taking actions to reduce costs, especially in those product categories that typically have been marketed internationally. Although we are optimistic about the potential for longer term gains in our business outside the United States, we have moved to bring manufacturing capacity in line with the current level of demand."

     Culp added, "During the first quarter, we significantly strengthened our management structure. We unified related products and marketing programs, thereby reducing the number of business units from six to four. We believe that grouping related business operations will promote better working communications and lead to more effective customer service and marketing programs. The initial momentum for this realignment in our management structure was based on long range planning, but we believe the changes should also help the near term recovery in our bottom line."

      Culp, Inc. is the world's largest manufacturer and marketer of upholstery fabrics for furniture and is a leading producer of mattress ticking for bedding. The Company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

                                   CULP, INC.
                         Condensed Financial Highlights
                                   (Unaudited)
                                                    Three Months Ended
                                                August 2,         August 3,
                                                  1998              1997
                                               (13 weeks)        (14 weeks)
Net sales                                    $ 110,667,000     $  99,498,000
Net income (loss)                            $  (2,640,000)    $   2,850,000
Net income (loss) per share:
  Basic                                      $       (0.20)    $        0.23
  Diluted                                    $       (0.20)    $        0.22
Average shares outstanding:
  Basic                                          13,000,000       12,631,000
  Diluted                                        13,203,000       12,929,000

This release contains statements that could be deemed "forward-looking statements," within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Because of the increasing percentage of the company's sales derived by international shipments, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Additionally, economic and political instability in the international area could affect the demand for the company's products.

                                      -END-

                       CULP, INC. FINANCIAL INFORMATION RELEASE
                       CONSOLIDATED STATEMENTS OF INCOME (LOSS)
               FOR THREE MONTHS ENDED AUGUST 2, 1998 AND AUGUST 3, 1997

                   (Amounts in Thousands, Except for Per Share Data)

                                              THREE MONTHS ENDED (UNAUDITED)
                                  --------------------------------------------------------

                                        Amounts                         Percent of Sales
                                  ---------------------                --------------------
                                 August 2,   August 3,   % Over
                                     1998       1997      (Under)        1999       1998
                                  ---------  ---------- ----------     ---------  ---------

Net sales                      $   110,667      99,498     11.2 %        100.0 %    100.0 %
Cost of sales                       97,056      82,765     17.3 %         87.7 %     83.2 %
                                  ---------  ---------- ----------     ---------  ---------
    Gross profit                    13,611      16,733    (18.7) %        12.3 %     16.8 %

Selling, general and
  administrative expenses           14,473      10,916     32.6  %        13.1 %     11.0 %
                                  ---------  ---------- ----------     ---------  ---------
    Income (loss) from operations     (862)      5,817   (114.8) %        (0.8) %     5.8 %


Interest expense                     2,361       1,280     84.5  %         2.1 %      1.3 %
Interest income                        (53)        (90)   (41.1) %        (0.0)%     (0.1)%
Other expense (income), net            770         242    218.2  %         0.7 %      0.2 %
                                  ---------  ---------- ----------     ---------  ---------
      Income (loss) before
         income taxes               (3,940)      4,385   (189.9) %        (3.6)%      4.4 %

Income taxes  *                     (1,300)      1,535   (184.7) %        33.0 %     35.0 %
                                  ---------  ---------- ----------     ---------  ---------
      Net income (loss)       $     (2,640)      2,850   (192.6) %        (2.4)%      2.9 %
                                  =========  ========== ==========     =========  =========

Net income (loss) per share         ($0.20)      $0.23   (187.0) %
Net income (loss) per share,
  assuming dilution                 ($0.20)      $0.22   (190.9) %
Dividends per share                $0.0350     $0.0350      0.0  %
Average shares outstanding          13,000      12,631      2.9  %
Average shares outstanding,
  assuming dilution                 13,203      12,929      2.1  %



* Percent of sales column is calculated as a % of income (loss) before income taxes.

                         CULP, INC. FINANCIAL INFORMATION RELEASE
                                CONSOLIDATED BALANCE SHEETS
                      AUGUST 2, 1998, AUGUST 3, 1997 AND MAY 3, 1998
                                         Unaudited
                                  (Amounts in Thousands)

                                           Amounts                 Increase
                                  ---------------------------
                                   August 2,     August 3,        (Decrease)          *
                                                             ----------------------  May 3,
                                      1998         1997       Dollars     Percent     1998
                                  -------------  ----------  ----------   ---------  -------
Current assets
     Cash and cash investments  $        1,520       1,843         (323)   (17.5) %    2,312
     Accounts receivable                63,833      54,086        9,747     18.0  %   73,773
     Inventories                        79,358      60,715       18,643     30.7  %   78,594
     Other current assets                7,511       6,126        1,385     22.6  %    7,808
                                  -------------  ----------  ----------   ---------  -------
         Total current assets          152,222     122,770       29,452     24.0  %  162,487


Restricted investments                   4,074       8,186      (4,112)    (50.2) %    4,021
Property, plant & equipment, net       127,287      97,128      30,159      31.1  %  128,805
Goodwill                                54,798      22,111      32,687     147.8  %   55,162
Other assets                             4,317       3,124       1,193      38.2  %    4,340
                                  -------------  ----------  ----------   ---------  -------

         Total assets           $      342,698     253,319      89,379      35.3  %  354,815
                                  =============  ==========  ==========   =========  =======



Current liabilities
     Current maturities of
          long-term debt        $        3,250         100       3,150    3,150.0 %    3,325
     Accounts payable                   31,710      20,154      11,556       57.3 %   37,214
     Accrued expenses                   13,856      11,972       1,884       15.7 %   17,936
     Income taxes payable                    0       1,575      (1,575)    (100.0)%    1,282
                                  -------------  ----------  ----------   ---------  -------
         Total current liabilities      48,816      33,801      15,015      44.4  %   59,757


Long-term debt                         154,383      96,016      58,367      60.8  %  152,312


Deferred income taxes                   11,227       9,965       1,262      12.7  %   11,227
                                  -------------  ----------  ----------   ---------  -------
         Total liabilities             214,426     139,782      74,644      53.4  %  223,296

Shareholders' equity                   128,272     113,537      14,735      13.0  %  131,519
                                  -------------  ----------  ----------   ---------  -------

         Total liabilities and
            shareholders' equity $     342,698     253,319      89,379      35.3  %  354,815
                                  =============  ==========  ==========   =========  =======

Shares outstanding                      12,995      12,650         345       2.7  %   13,007
                                  =============  ==========  ==========   =========  =======


* Derived from audited financial statements.

                                   CULP, INC.
                          FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE THREE MONTHS ENDED AUGUST 2, 1998 AND AUGUST 3, 1997
                                    Unaudited
                             (Amounts in Thousands)


                                                           THREE MONTHS ENDED
                                                        ------------------------

                                                                   Amounts
                                                         ----------------------
                                                          August 2,   August 3,
                                                             1998       1997
                                                         ----------- ----------

Cash flows from operating activities:
    Net income (loss)                                   $     (2,640)     2,850
    Adjustments to reconcile net income (loss) to net
      cash provided by (used in) operating activities:
         Depreciation                                          4,376      3,256
         Amortization of intangible assets                       398        181
         Changes in assets and liabilities:
           Accounts receivable                                 9,940      2,605
           Inventories                                          (764)    (7,252)
           Other current assets                                  297       (676)
           Other assets                                          (11)      (147)
           Accounts payable                                   (3,017)    (5,852)
           Accrued expenses                                   (4,080)    (2,923)
           Income taxes payable                               (1,282)        (5)
                                                            --------- ----------
        Net cash provided by (used in) operating activities    3,217     (7,963)
                                                            --------- ----------
Cash flows from investing activities:
    Capital expenditures                                      (2,858)    (9,153)
    Purchases of restricted investments                          (53)    (8,590)
    Sale of restricted investments                                 0     11,422
                                                          ----------- ----------
        Net cash used in investing activities                 (2,911)    (6,321)
                                                          ----------- ----------
Cash flows from financing activities:
    Proceeds from issuance of long-term debt                   2,071     19,500
    Principal payments on long-term debt                         (75)       (25)
    Change in accounts payable-capital expenditures           (2,487)    (3,897)
    Dividends paid                                              (455)      (443)
    Common stock issued (purchased)                             (152)       162
                                                          ----------- ----------
        Net cash provided by (used in)financing activities    (1,098)    15,297
                                                          ----------- ----------

Increase (decrease) in cash and cash investments                (792)     1,013

Cash and cash investments at beginning of period               2,312        830
                                                          ----------- ----------

Cash and cash investments at end of period               $     1,520      1,843
                                                          =========== ==========

                        CULP, INC. FINANCIAL INFORMATION RELEASE
                                   FINANCIAL ANALYSIS
                                     AUGUST 2, 1998



                                        FISCAL 98                FISCAL 99
                                        --------  ---------------------------------------   ---------
                                          Q1         Q1        Q2        Q3        Q4         LTM
                                        --------  ---------------------------------------   ---------
INVENTORIES
      Inventory turns                      5.8         4.9

RECEIVABLES
      Days sales in receivables            50          48
      Percent current & less than
         30 days past due                 95.0%       93.8%

WORKING CAPITAL
      Current ratio                        3.6         3.1
      Working capital turnover (4)         5.1         4.5
      Operating working capital (4)    $94,647    $111,481

PROPERTY, PLANT & EQUIPMENT
      Depreciation   rate                 7.1%        7.7%
      Percent property, plant &
         equipment are depreciated       46.8%       43.8%
      Capital  expenditures            $35,879 (1)  $2,858


PROFITABILITY
      Return on average total capital     7.6%      (1.6%)                                     6.1%
      Return on average equity           10.2%      (8.1%)                                     8.2%
      Net income (loss) per share        $0.23     ($0.20)                                    $0.79
      Net income (loss) per share
        (diluted)                        $0.22     ($0.20)                                    $0.77

LEVERAGE (3)
      Total liabilities/equity          123.1%      167.2%
      Funded debt/equity                 77.4%      119.7%
      Funded debt/capital employed       43.6%       54.5%
      Funded debt                      $87,930    $153,559
      Funded debt/EBITDA (LTM) (6)        2.18        3.75
      EBITDA/Interest expense,
        net (LTM)                          9.1         4.9

OTHER
      Book value per share               $8.98       $9.87
      Employees at quarter end           3,180       4,230
      Sales per employee (annualized) $125,000    $103,000
      Capital employed (3)            $201,467    $281,831
      Effective income tax rate          35.0%       33.0%
      EBITDA (2)                        $9,012      $3,142                                  $38,971
      EBITDA/net sales                    9.1%        2.8%                                     8.0%


  (1) Expenditures for entire year
  (2) Earnings before interest, income taxes, and depreciation & amortization.
  (3) Long-term debt, funded debt and capital employed are all net of restricted investments.
  (4) Working capital for this calculation is accounts receivable,inventories and accounts payable.
  (5) LTM represents"Latest Twelve Months"
  (6) EBITDA includes capitalized interest and pro forma amounts for Wetumpka and Artee acquisitions.

                  CULP, INC. FINANCIAL INFORMATION RELEASE
                   SALES BY PRODUCT CATEGORY/BUSINESS UNIT
          FOR THREE MONTHS ENDED AUGUST 2, 1998 AND AUGUST 3, 1997


                           (Amounts in thousands)

                                       THREE MONTHS ENDED (UNAUDITED)
                             ---------------------------------------------------

                                  Amounts                     Percent of Total
                                                                  Sales
                             ------------------              -------------------
                            August 2, August 3,   % Over
                              1998      1997      (Under)    1999      1998
Product Category/Business Unit
-------------------------    --------  --------  ----------  --------  ---------

Upholstery Fabrics
    Culp Decorative Fabrics $  51,445    39,814    29.2 %     46.5 %     40.0 %

    Culp Velvets/Prints        29,994    38,397   (21.9)%     27.1 %     38.6 %
                             --------  --------  ----------  --------  ---------
                               81,439    78,211     4.1 %     73.6 %     78.6 %

Mattress Ticking
    Culp Home Fashions         22,632    21,287     6.3 %     20.5 %     21.4 %

Yarn
   Culp Yarn                    6,596         0   100.0 %      6.0 %      0.0 %
                             --------  --------  ----------  --------  ---------

                          * $ 110,667    99,498    11.2 %     100.0%    100.0 %
                             ========  ========  ==========  ========  =========



* U.S. sales were $84,310 and $74,407 for the three months of fiscal 1999 and fiscal 1998, respectively. The percentage increase in U.S. sales was 13.3% for the three months.


                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
            FOR THREE MONTHS ENDED AUGUST 2, 1998 AND AUGUST 3, 1997


                             (Amounts in thousands)

                                       THREE MONTHS ENDED (UNAUDITED)
                         -------------------------------------------------------

                                 Amounts                       Percent of Total
                                                                   Sales
                         ---------------------             ---------------------
                           August 2,   August      % Over
                                          3,
   Geographic Area           1998        1997     (Under)     1999       1998
-----------------------  ----------  ---------  ---------  ---------   ---------
North America
 (Excluding USA)       $     7,253      7,044     3.0 %       27.5 %     28.1 %
Europe                       3,683      4,440   (17.0)%       14.0 %     17.7 %
Middle East                  8,300      6,564    26.4 %       31.5 %     26.2 %
Far East & Asia              4,868      5,464   (10.9)%       18.5 %     21.8 %
South America                1,000        339   195.0 %        3.8 %      1.4 %
All other areas              1,253      1,240     1.0 %        4.8 %      4.9 %
                         ----------  ---------  ---------  ---------   ---------

                       $    26,357     25,091    5.0 %      100.0 %    100.0 %
                         ==========  =========  =========  =========   =========



International sales, and the percentage of total sales, for each of the last seven fiscal years follows: fiscal 1992-$ 37,913 (20%); fiscal 1993-$ 41,471 (21%); fiscal 1994-$ 44,038 (18%); fiscal 1995-$ 57,971 (19%); fiscal 1996-
$77,397 (22%);  fiscal 1997-$  101,571  (25%);  and fiscal 1998-$ 137,223 (29%).
International sales for the current quarter represented 23.8% and 25.2% for 1999 and 1998, respectively.

Certain amounts for fiscal year 1998 have been reclassified to conform with the fiscal year 1999 presentation.

                                   Culp, Inc.
                     SALES BY BUSINESS UNIT - TREND ANALYSIS
                              1997 vs 1998 vs 1999
                                    Unaudited
                             (Amounts in thousands)

                                            Fiscal 1997                                     Fiscal 1998
                           ----------------------------------------------  ----------------------------------------------
Product Category/Business Units  Q1       Q2        Q3       Q4     TOTAL        Q1       Q2       Q3       Q4      TOTAL
 ---------------------------
Upholstery Fabrics
    Culp Decorative Fabrics    38,966    45,723   39,342   43,699  167,730      39,814  56,781   53,415   60,155   210,165
    Culp Velvets/Prints        34,867    40,233   40,387   40,980  156,467      38,397  43,928   44,020   45,044   171,389
                             ----------------------------------------------  ----------------------------------------------
                               73,833    85,956   79,729   84,679  324,197      78,211 100,709   97,435  105,199   381,554

Mattress Ticking
    Culp Home Fashions         16,696    19,248   17,739   20,999   74,682      21,287  22,217   20,261   23,520    87,285

Yarn
    Culp Yarn
                                    -         -        -        -        -           -       -      761    7,115     7,876
                             ----------------------------------------------  ----------------------------------------------

                               90,529   105,204   97,468  105,678  398,879      99,498 122,926  118,457  135,834   476,715
                             ==============================================  ==============================================

                                   Culp, Inc.
                     SALES BY BUSINESS UNIT - TREND ANALYSIS
                              1997 vs 1998 vs 1999
                                    Unaudited
                             (Amounts in thousands)

                                               Fiscal 1999
                           -----------------------------------------------
Product Category/Business Units    Q1        Q2       Q3        Q4    TOTAL
 ---------------------------

Upholstery Fabrics
    Culp Decorative Fabrics    51,445
    Culp Velvets/Prints        29,994
                          -----------------------------------------------
                               81,439

Mattress Ticking
    Culp Home Fashions         22,632

Yarn
    Culp Yarn
                                6,596
                          -----------------------------------------------
                              110,667
                          ===============================================

                   Percent increase(decrease) from prior year:
 ----------------------------------------------------------------------------------------------------------------------------
                                             Fiscal 1997                                     Fiscal 1998
                             ----------------------------------------------  ----------------------------------------------
Product Category/Business Units   Q1       Q2        Q3       Q4     TOTAL        Q1       Q2       Q3       Q4      TOTAL
 ---------------------------
Upholstery Fabrics
    Culp Decorative Fabrics      18.3      12.4      0.2     (4.4)     5.8         2.2    24.2     35.8     37.7      25.3
    Culp Velvets/Prints          48.2      25.4     26.9      7.1     24.5        10.1     9.2      9.0      9.9       9.5
                             ----------------------------------------------  ----------------------------------------------
                                 30.8      18.1     12.2      0.8     14.0         5.9    17.2     22.2     24.2      17.7

Mattress Ticking
    Culp Home Fashions            5.1       7.4     15.3     15.5     10.8        27.5    15.4     14.2     12.0      16.9

Yarn
    Culp Yarn
                                    -         -        -        -        -           -       -    100.0    100.0     100.0
                             ----------------------------------------------  ----------------------------------------------

                                 25.1      16.0     12.7      3.4     13.4         9.9    16.8     21.5     28.5      19.5
                             ==============================================  ==============================================

  Overall Growth Rate

Internal(without acquisitions)   25.1      16.0     12.7      3.4     13.4         9.9     6.6      9.2     11.6       9.3

External                            -         -        -        -        -           -    10.2     12.3     16.9      10.2
                            ----------------------------------------------  ----------------------------------------------
                                 25.1      16.0     12.7      3.4     13.4         9.9    16.8     21.5     28.5      19.5
                            ==============================================  ==============================================

                   Percent increase(decrease) from prior year:
----------------------------------------------------------------------------
                                                 Fiscal 1999
                             -----------------------------------------------
Product Category/Business Units    Q1        Q2        Q3       Q4    TOTAL
 ---------------------------
Upholstery Fabrics
    Culp Decorative Fabrics      29.2
    Culp Velvets/Prints         (21.9)
                              ----------------------------------------------
                                  4.1

Mattress Ticking
    Culp Home Fashions            6.3

Yarn
    Culp Yarn
                                100.0
                             ----------------------------------------------

                                 11.2
                             ==============================================

  Overall Growth Rate

Internal(without acquisitions)  (4.6)

External                         15.8
                            ===============================================
                                 11.2
                            ===============================================

                   CULP, INC. FINANCIAL INFORMATION RELEASE
                             FINANCIAL NARRATIVE
     for the three month periods ended August 2, 1998 and August 3, 1997




INCOME STATEMENT COMMENTS

      GENERAL - Net sales increased 11.2% to $110.7 million, and the company reported a net loss of $2.6 million compared with net income of $2.9 million for the first quarter of last year. The first quarter included 13 weeks versus 14 weeks in the year-earlier period.

      The company has compiled a longer term record of growth based on several key competitive strengths:

Broad Product Offering - marketing one of the broadest product lines in the upholstery fabrics and mattress ticking industry. Through its extensive manufacturing capabilities, the company competes in every major category of the industry except leather;

Diverse Global  Customer Base - penetrating  other end-use markets in addition to U. S. residential furniture, such as bedding, international, commercial furniture and juvenile furniture; sales to these other markets accounted for approximately 53% of net sales during the first quarter; additionally, no one customer accounted for more than 7% of sales during the first quarter of fiscal 1999;

Design  Innovation - investing  in the design of new  patterns  and  textures.
   The company has significantly increased resources (both designers and computer-aided design (CAD) systems) in the design and product development areas in each business unit. In January 1998, the company opened its state-of-the-art design center in Burlington, North Carolina. The facility has consolidated most of the company's design resources in one facility which offers advanced CAD systems for the design process;

Vertical Integration - realizing additional manufacturing integration by producing various raw material components that are used in the manufacture of its products; and

Ability to Integrate Acquisitions - investing in selective acquisitions that strengthen existing marketing positions.

      NET SALES - Compared with the first quarter of last year, upholstery fabric sales increased 4.1% to $81.4 million; mattress ticking sales increased 6.3% to $22.6 million; and yarn sales contributed $6.6 million for the quarter (See Sales by Business Unit schedule on Page 5 and Sales by Business Unit - Trend Analysis on Page 7). The growth in upholstery fabric sales for the first quarter was due to the contribution of $9.1 million from Phillips Mills which was acquired after the close of the quarter a year ago. Excluding that incremental volume, upholstery fabric sales were down 7.5% from a year ago. International sales were up 5.0% for the quarter. A significant decline in sales to Europe and the Far East/Asia (principally Russia) was offset by higher shipments to the Middle East.

                   CULP, INC. FINANCIAL INFORMATION RELEASE
                             FINANCIAL NARRATIVE
     for the three month periods ended August 2, 1998 and August 3, 1997



      The decline in sales of upholstery fabrics was due principally to a pronounced slowdown in international sales of wet and heat-transfer printed flock fabrics. This trend, which the company believes has affected other manufacturers of upholstery fabrics, became apparent after the close of fiscal 1998 and has been persistent thus far in fiscal 1999. A large percentage of the company's sales of this product line were being shipped directly or indirectly to customers in the emerging markets of Russia and other former Soviet countries, India and Eastern Europe. All of these areas are generally experiencing very weak economic conditions which, in turn, have affected demand for furniture and other home furnishings. The company has significantly curtailed production schedules for these fabrics and has shifted its marketing focus for this product category to geographic areas where demand remains favorable. The company is seeking to build a diversified geographic base of customers internationally to minimize the exposure to economic uncertainties in any single geographic area.

      Lower international sales also affected the company's sales of other upholstery fabrics during the first quarter. The year-to-year comparisons were also influenced by the fact that there was one less week in the period
(13) versus a year ago (14). Because of industry wide vacations and scheduled plant shutdowns, the first quarter is historically the lowest period of the year for net sales.

      The increased sales by Culp Home Fashions during the first quarter marks a continuation of the expansion that this business unit has experienced in recent years. Sales are benefiting from the introduction of new designs and fabric constructions as well as the company's vertical integration. Culp's ability to manufacture the jacquard greige, or unfinished, goods that are then printed to produce mattress ticking has aided the company in meeting faster delivery schedules and providing improved overall customer service.

      GROSS PROFIT - Gross profit declined 18.7% for the quarter versus a year ago. The decline was due principally to lower margins at the Culp Decorative Fabrics and Culp Velvets/Prints units. Culp Decorative Fabrics experienced considerable unfavorable manufacturing variances during the quarter. Factors contributing to these variances included lower than expected sales and competitive pressure on pricing, especially in the jacquard product category. The lower gross profit at Culp Velvets/Prints was due to the unexpectedly sharp decline in international sales of printed flock fabrics. The lower sales led to excess manufacturing capacity and lower absorption of fixed costs.

      The gross margins are expected to remain under pressure, but the company has instituted a number of actions to improve profitability. A reorganization from six to four business units during the first quarter has grouped related operations together and has been accompanied by several changes in managerial positions. Steps underway related to this realignment include a significant reduction in the capacity for manufacturing printed flock fabrics, comprehensive programs to reduce inventories and an intense effort to reduce operating expenses and raise productivity.

      S,G&A EXPENSES - S,G&A expenses for the first quarter rose as a percentage of sales to 13.1% from 11.0 % for the same period of last year. The higher proportion of SG&A expenses was also affected by the lower than expected sales. The increase in absolute dollars from a year ago resulted from the Phillips Mills and Artee acquisitions, investment in additional design resources, increased costs in sampling new product and higher costs for marketing programs.

                   CULP, INC. FINANCIAL INFORMATION RELEASE
                             FINANCIAL NARRATIVE
     for the three month periods ended August 2, 1998 and August 3, 1997



      INTEREST EXPENSE - Interest expense increased 85% compared with the year-earlier period due to higher average borrowings outstanding. The increased borrowings related principally to the acquisitions during fiscal 1998 of Phillips Mills and Artee Industries and the relatively high level of capital expenditures in fiscal 1998.

      OTHER EXPENSE (INCOME), NET - Other expense (income) increased to $770,000 from $242,000 in the year-earlier quarter. A major factor contributing to the increase was amortization of goodwill due to the acquisitions during fiscal 1998. Additionally, a non-recurring charge of $311,000 was incurred to writeoff certain fixed assets.

      INCOME TAXES - The effective tax rate for the quarter was 33.0% compared with 35.0% for the prior year.

      EBITDA - EBITDA for the quarter decreased to $3.1 million from $9.0 million for last year's first quarter and represented 2.8% of net sales compared with 9.1% of net sales for the same period of last year.


BALANCE SHEET COMMENTS

      WORKING CAPITAL - Accounts receivable increased 18.0 % from August 3, 1997, while sales increased 11.2 % for the first quarter. Days sales outstanding represented 48 days, down from 50 days at August 3, 1997, and 49 days at May 3, 1998. Accounts receivable increased at a faster rate than sales because of the increasing mix of international sales and mattress ticking sales, which carry longer payment terms than U.S. upholstery fabric sales. Additionally, the aging of accounts receivable was 93.8 % current and less than 30 days past due versus 95.0% at August 3, 1997. Inventories increased 30.7 % from August 3, 1997, and inventory turns were 4.9 versus 5.8 for last year's first quarter. The inventory increase is partly due to the prior year acquisitions and a build up of yarn in the Culp Decorative Fabrics business unit. Operating working capital (comprised of accounts receivable, inventory and accounts payable) increased to $111.5 million at August 2, 1998, for the reasons mentioned above, from $94.6 million at August 3, 1997. The balance at May 3, 1998 was $115.2 million.

      PROPERTY, PLANT AND EQUIPMENT - For fiscal 1999, the company is planning to significantly reduce its capital spending to $10-$15 million, and concentrate its efforts on improving the results of the investments made during fiscal 1997 and fiscal 1998. The two largest projects that are currently planned for fiscal 1999 are: (a) completion of the polypropylene yarn extrusion expansion, which began in early fiscal 1998; and (b) building expansions in the Culp Home Fashions business unit to accommodate the significant growth in the company's sales of mattress ticking over the last several years. Depreciation for fiscal 1999 is currently estimated to be approximately $19 million.

                LONG-TERM DEBT - The company's funded debt-to-capital ratio was 54.5% at August 2, 1998, up from 43.6% at August 3, 1997, and up from 53.5% at May 3, 1998. Funded debt was $153.6 million at August 2, 1998, up from $87.9 million at August 3, 1997 and up from $151.6 million at May 3, 1998. (Funded debt equals long-term debt, including current maturities, less restricted investments, which represent unspent IRB funds). The increase in funded debt from May 3, 1998 resulted primarily from capital expenditures of $2.9 million and a decrease in accounts payable related to capital expenditures of $2.5 million, which were partially offset by operating cash flow of $3.2 million.